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                                                                    EXHIBIT 10.8


                        ASSET PURCHASE AND SALE AGREEMENT

      This Asset Purchase and Sale Agreement is made this 14th day of May, 2001 between CORTELCO SYSTEMS PR, INC., a Puerto Rico corporation ("Buyer"), and OCHOA TELECOM, INC., a Puerto Rico corporation ("Seller").

                                    RECITALS

      A. Seller owns all the assets used in the operation of its telephone interconnect business (the "Business").

      B. Buyer wishes to purchase, and Seller wishes to sell, the Business (as hereinafter defined) and the Assets (as hereinafter defined), upon the terms set forth below.

                                    AGREEMENT

      In consideration of the foregoing recitals, which are incorporated herein and made a part hereof, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof), the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                            DEFINITIONS; CONSTRUCTION

      Section 1.1 DEFINITIONS. For purposes of this Agreement, unless the context clearly indicates otherwise, the following capitalized terms have the following meanings:

      "Agreement" means this Asset Purchase and Sale Agreement, including all Exhibits and Schedules hereto.

      "Accounts Receivables" means all trade accounts receivable and all notes, bonds and other evidences of indebtedness of, and rights to receive payments arising out of, sales occurring in the conduct of the Business, including, but not limited to the accounts receivable listed in Exhibit A, and the security arrangements and collateral related thereto, including any rights of or any other actions or proceedings which have been commenced in connection therewith.

      "Applicable Law" means any applicable law, statute, rule, regulation, judgment or ordinance of any Governmental Authority to which Seller, Buyer, the Business or the Assets is subject.

      "Assets" means (a) the Personal Property, (b) the Contracts, (c) the Account Receivables, td) the cash, revenues and collections described in Section
6.8 hereof, and (e) the Other Assets, described in Exhibit A.

      "Assumed Liabilities" has the meaning set forth in Section 2.3 hereof.

      "Business" means the telephone interconnect business of the Seller.
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      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the United States or the Commonwealth.

      "Buyer" has the meaning set forth in the opening paragraph of this Agreement.

      "Closing" has the meaning set forth in Section 3.1.

      "Closing Date" has the meaning set forth in Section 3.1.

      "Commonwealth" means the Commonwealth of Puerto Rico.

      "Confidential Information" means information concerning the Business which is nonpublic, confidential, or proprietary in nature and shall include all information furnished Buyer by or on behalf of Seller, whether written or oral, or as obtained upon a review of the Business and the Assets.

      "Contracts" means the agreements described on EXHIBIT B.

      "Contractual Obligation" means any obligation, agreement or undertaking, whether oral or written.

      "Disclosure Schedule" means collectively the schedules prepared by Seller and delivered to Buyer upon the execution of this Agreement.

      "Dollar" or "$" means United States of America dollars.

      "Encumbrance" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, lease, lien (statutory or otherwise), security interest or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement.

      "Environmental Laws" means all Applicable Laws existing as of the Closing Date relating to the protection of the environment, including all applicable requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, whether solid, liquid or gaseous in nature, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, whether solid, liquid or gaseous in nature.

      "Excluded Assets" means all assets, documents, and items not listed on EXHIBIT A.

      "GAAP" means United States generally accepted accounting principles consistently applied for general purpose users set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Start Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.
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      "Governmental Authority" means the Government of the United States, the commonwealth and any political subdivision or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining thereto.

      "Hazardous Material" means any substance: (a) the presence of which requires investigation or remediation under any Environmental Law; or (b) which is or becomes defined as a "hazardous waste" or "hazardous substance" under any Environmental Law.

      "Indemnifiable Losses" has the meaning set forth in Section 8.2.

      "Inventory" means any and all of the following of the Seller held for use or sale exclusively in connection with the Business: (a) any and all inventories, including raw materials, work in process, finished goods and supplies, (b) all such property which has been returned, repossessed or stopped in transit and (c) all bills of lading, warehouse receipts or documents of relating to, covering or evidencing any right, title, interest or claim in or to any of the foregoing.

      "Lease Agreement" means the lease agreement substantially in the form of EXHIBIT C.

      "Material Adverse Change" means a material adverse change in the Assets or the Business (financially or otherwise), taken as a whole.

      "Material Adverse Effect" means an effect that would result in a Material Adverse Change in prices of products, raw materials or component products of 15% or more.

      "Noncompetition Agreement" means the noncompetition agreement substantially in the term of EXHIBIT D.

      "Other Assets" means all assets owned by the Seller and used exclusively in the Business, wherever located, including all records, files, invoices, sales records, sales correspondence, price fits. Supplies, correspondence and memoranda, customer and supplier lists, final working drawings, plans and specifications, shop drawings, and change orders, but excluding 'the contracts, the Personal Property, and the Excluded Assets.

      "Party" means the Buyer and the Seller.

      "Permit" means all approvals, authorizations, consents, licenses, franchises, orders and other permits of any Governmental Authority.

      "Permitted Encumbrances" means (a) any Encumbrances for taxes and assessment, not yet past due, (b) mechanics', workmen's, materialmen's, landlord's, carriers' or other like Encumbrances, (c) Encumbrances reflected in the Schedules hereto, and (d) any Encumbrances that do not materially interfere with the use by the Seller of the property subject thereto or affected thereby or otherwise do not materially impair the results of operations or financial results of the Business considered as a whole.

      "Person" means any natural person, corporation, limited partnership, general partnership, joint venture, association, company, trust, joint stock company, bank, trust company, land trust,
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vehicle trust, business trust, real estate investment trust, estate, limited liability company or other organization irrespective of whether it is a legal entity, and any Governmental Authority.

      "Personal Property" means all furniture, machinery, equipment, fixtures, trade fixtures, leasehold improvements, shelving, tools, spare parts, supplies, storage tanks, piping, valves, pumps, motors, Inventory, and any and all other property, all to the extent, and only to the extent, that such property is owned by Seller and used exclusively in the Business.

      "Purchase Price" has the meaning set forth in Section 2.5 hereof.

      "Responsible Officer" means a president, a chief executive officer, a chief financial officer, a vice president, secretary or a treasurer of a corporation or comparable entity.

      "Retained Liabilities" has the meaning set forth in Section 2.4.

      "Seller" has the meaning set forth in the opening paragraph of this Agreement.

      "Seller's Knowledge" shall mean that wherever the phrase "Seller's knowledge" or "knoll ledge of the Seller" is used in connection with any representation and warranty made by Seller hereunder, the representation and warranty so qualified shall be deemed to be made by the Seller on the basis of the knowledge of its directors, officers or shareholders.

      "Tax" means any tax, charge, fee, levy, duty, impost, withholding or other assessment, together with any interest and penalties imposed by any Governmental Authority.

      Section 1.2 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular and vice versa; (b) references to any Person include such Person's successors and assigns; (c) references to one gender include all genders: (d) "including" is not limited but is inclusive; (e) the words "hereof', "herein", "hereby", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (f) article, section, subsection, Exhibit and Schedule references are to this Agreement unless otherwise specified; (g) reference to any agreement including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

                                    ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

      Section 2.1 PURCHASE AND SALE. Subject to the terms and conditions hereof, on the closing Date, Seller agrees to sell, assign, transfer, grant, bargain, deliver and convey to Buyer, and Buyer agrees to purchase from Seller, all of the right, title and interest that Seller possesses and has the right to transfer in and to the Assets and the Business (as the same shall exist at the close of business on the Closing Date). Notwithstanding any provision hereof to the contrary, the assets shall not include, and Buyer shall not acquire, the Excluded Assets.

      Section 2.2 ASSIGNABILITY AND CONSENTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute agreement to assign any order, contract,
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agreement, lease, commitment, license, franchise, permits, authorization or concession (the "Accords") if an attempted assignment thereof, without the consent of another party thereto or any Governmental Authority, would constitute a breach of any such Accord or in any way affect the rights of Seller thereunder. Seller shall use all reasonable efforts and Buyer shall cooperate in all reasonable respects with Seller to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey the Assets to Buyer.

      Section 2.3 ASSUMED LIABILITIES. At the Closing, Buyer shall assume, and shall thereafter pay, perform and discharge as and when due the following liabilities and obligations relating to the Business (collectively referred to hereinafter as the "Assumed Liabilities"):

            (a) CONTRACTS. All liabilities and obligations of Seller arising under the Contracts, except the distribution contracts enclosed in Exhibit B for which the Buyer will assume the obligations of Seller only as to events or conditions occurring or existing in connection with, or that arise out of, Buyer's operation of the Business or its ownership, use, possession or sale of the Assets on or after the Closing Date;

            (b) PERSONAL PROPERTY. All liabilities and obligations of Seller under any lease of Personal Property, including, without limitation, all liabilities and obligations with respect to rental payments due thereunder which are based on events or conditions Occurring or existing in connection with, or arise out of, Buyer's operation of the Business or its ownership, use, possession or sale of the Assets on and after the Closing Date;

            (c) POST-CLOSING OPERATION. All obligations, liabilities and claims which are based on events or conditions occurring or existing in connection with, or arise out of, Buyer's operation of the Business or its ownership, use, possession or sale of the Assets on and after the Closing Date, or for which claim is first made on or after the Closing Date, including, without limitation, claims for product warranty, refunds, returns, personal injury and property damage and all other liabilities and obligations, relating to products sold or shipped or services provided on or after the Closing Date except for Retained Liabilities; and

            (d) CERTAIN OTHER LIABILITIES. All liabilities and obligations of Seller set forth in Section 2.3(d) of the Disclosure Schedule hereto.

      Section 2.4 RETAINED LIABILITIES. Except as provided in Section 2.3, Seller shall, retain, and Buyer shall not assume, or be responsible or liable with respect to, any of the following liabilities and obligations of Seller (collectively referred to hereinafter as the "Retained Liabilities"):

            (a) LIABILITIES RELATING TO THE SALE OF ASSETS. Any finder's or broker's fees or any fees or expenses of any attorneys or accountants incurred by Seller, or its directors, officers, shareholders or agents, as a result of this Agreement or the transactions contemplated hereby, whether incurred prior to, at, or subsequent to the Closing Date;

            (b)   TAXES. Any liabilities or obligations of Seller for Taxes;
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            (c)   LIABILITIES RELATING TO EXCLUDED ASSETS. Any liability or
      obligation arising with respect to the Excluded Assets; and

            (d) ALL OTHER LIABILITIES. All liabilities and obligations of Seller arising out of the operation of the Business or use of the Assets prior to the date hereof, including, but not limited to, contractual, labor, employment, environmental, tort and liabilities to employees terminated by Seller prior to the Closing Date and claims for defective products arising from an Occurrence prior is the Closing Date. For all purposes under this Agreement, "Occurrence" means an accident including continuous or repeated exposure to substantially the same general conditions, which result in bodily injury or property damage, either intended or expected by Sellers.

      Section 2.5 PURCHASE PRICE.

      At the Closing, Buyer, in consideration for the sale, transfer, conveyance and assignment of the Assets, shall, in addition to its assumption of the Assumed Liabilities, deliver and pay to Seller a purchase price of One Million Four Hundred Thousand Dollars ($l,400,000.00) (the "Purchase Price").

      Section 2.6 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer to Seller as follows:

            (a) Eight Hundred Thousand Dollars ($800,000.00) to be paid at the Closing, to the extent that First Bank approves a $500,000 loan to the Buyer on or before the Closing Date. Otherwise, the Buyer shall pay the amount of $400,000 at Closing and the balance of the Purchase Price in installments as follows (i) 90 days after the Closing, $250,000 (ii) 180 days after the Closing, $350,000; and (iii) 270 days after the Closing Date, $400,000.

            (b) One Hundred and Fifty Thousand Dollars ($150,000.00) to be paid one hundred eighty (180) days after the Closing;

            (c) Four Hundred and Fifty Thousand Dollars ($450,000.00) to be paid two hundred seventy (270) days after the Closing;

      As long as payments are made not later than their due date, interest will not accrue. Any payment made 15 days after the due date of any installment, will accumulate annual interest at the rate of 8% from the Closing Date until fully paid and will be payable monthly from there on. The amounts specified in Section 2.6(b), (c) and (d) (the "Deferred Purchase Price") and interest thereon as above stated shall be evidenced by a promissory note to be delivered by Buyer to Seller. The obligation evidenced by said promissory note shall be collateralized with a security interest hereof and financing statement over the
Assets pursuant to Chapter 9-Secured Transactions-of the Puerto Rico Commercial Transactions Act, under terms reasonably satisfactory to Seller and Buyer. The entire principal sum of the Deferred Purchase Price (as defined in Section 2.6), from time to time outstanding, and all accrued interest thereon shall become due and payable at the option of Seller after default in the payment of any installment for a period of 90 days.
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                                    ARTICLE 3
                         CLOSING: CONDITIONS TO CLOSING

      Section 3.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale contemplated herein (the "Closing") shall occur at the offices of Biddler, Gonzalez & Rodriguez LLP, Attorneys and Counselors at Law, Sixth Floor, BBV Plaza Building, Hato Rey, Puerto Rico, or such other place upon which the Parties may mutually agree, at 10:00 AM Puerto Rico time on the later of (i) May 29, 2001, or (ii) the second Business Day following the date on which the last condition set forth in this
Article 3 is fulfilled or waived, or (iii) at such other date upon which the Parties may mutually agree (the "Closing Date"), but in no event later than July lst 2001.

      Section 3.2 SELLER'S CONDITIONS. All of the obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent unless, and only to the extent, waived in writing by Seller:

            (a) the representations and warranties of Buyer herein shall be true and correct in all material respects as of the Closing Date as though made at such time (except for any representation or warranty made only as of a specified date);

            (b) the covenants, agreements and undertakings of Buyer required by this Agreement to be performed by Buyer on or prior to the Closing Date shall have been duly complied with in all material respects as of the Closing Date;

            (c) all material consents of third parties set forth on Section 5.5 of the Disclosure Schedule required for the consummation of the transactions contemplated Hereby shall have been received;

            (d) no proceeding, investigation or inquiry shall be pending or threatened by or before any arbitrator or Governmental Authority to enjoin, restrain, or prohibit, or which questions the legality of this Agreement or the consummation of the transactions contemplated hereby, and no Applicable Law which would prevent or make illegal the consummation of the transactions contemplated hereby shall have been promulgated, enacted, entered or enforced by any Governmental Authority;

            (e) at the Closing, Buyer shall have tendered to Seller the following, executed in a manner and otherwise in form and substance reasonably satisfactory to Seller:

                  (i)   the consideration specified in Section 2.6(a) hereof;

                  (ii) promissory notes in the amounts specified in Section 2.6(b)(c), and (d);

                  (iii) UCC Financing Statement

                  (iv) an instrument of assumption for the Assumed Liabilities, in form and substance reasonably acceptable to the Seller, and such other documents reasonably required by Seller in order to evidence the Buyer's assumption of the

            Assumed Liabilities, including Seller's obligations under the Contracts, and any lease of Personal Property included in the Assets;

                  (v) a copy of resolutions duly adopted by the board of
            directors and, to the extent required, the shareholders of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions herein contemplated to be consummated by Buyer, duly certified, as of the Closing Date, by the secretary or any assistant secretary to Buyer;

                  (vi) a certificate, dated as of the Closing Date, of a
            Responsible Officer of Buyer to the effect that all of the conditions precedent to Seller's obligations in Section 3.2 that have not been waived by Seller have been satisfied, and that the representations and warranties of Buyer herein are true and correct in all material respects; and

                  (vii) a certificate of the secretary or assistant secretary of
            Buyer that certifies the names and signatures of the officers of Buyer who have been authorized to execute and deliver this Agreement and any other agreement executed and delivered on behalf of Buyer in connection herewith;

      Section 3.3 BUYER'S CONDITIONS. All of the obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent unless, and only to the extent, waived in writing by Buyer:

            (a) the representations and warranties of Seller herein shall be true and correct in all material respects as of the Closing Date as though made at such time (except for any representation and warranty made only as of a specified date), excluding, however, changes contemplated by this Agreement and changes which occur as a result of the operation of the Business in the ordinary course subsequent to the date hereof and on or prior to the Closing;

            (b) the covenants, agreements and undertakings of Seller required by this Agreement to be performed by Seller on or prior to the Closing Date shall have been duly complied with in all material respects;

            (c) no Material Adverse Change has occurred since the date of this Agreement;

            (d) all material consents of third parties set forth on Section 4.6 of the Disclosure Schedule required for the consummation of the transactions contemplated hereunder shall have been received;

            (e) no proceeding, investigation or inquiry shall be pending or threatened by or before any arbitrator or Governmental Authority to enjoin, restrain or prohibit, or which question the legality of, this Agreement or the consummation of the transactions contemplated hereby, and no Applicable Law which would prevent or make illegal the consummation of the transactions contemplated hereby shall have been promulgated, enacted, entered or enforced by any Governmental Authority;

            (f) compliance with the provision of the Puerto Rico Bulk Sales Act, as provided in Section 6.7 of the Agreement;

            (g) at the Closing, Seller has tendered to Buyer the following, executed in a manner and otherwise in form and substance reasonably satisfactory to Buyer:

                  (i) a bill of sale and certificate of title, where applicable, transferring the tangible Personal Property owned by Seller to Buyer;

                  (ii) the Noncompetition Agreement duly executed by Seller;

                  (iii) the Lease Agreement;

                  (iv) instruments of assignment, to evidence the Seller's
            assignment to Buyer of its rights under the leases of Personal Property and Contracts included in the Assets;

                  (v) a copy of resolutions duly adopted by the board of
            directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions herein contemplated to be consummated by Seller, duly certified, as of the Closing Date, by the secretary or any assistant secretary to Seller;

                  (vi) a certificate, dated as of the Closing Date, of a
            Responsible Officer of Seller to the effect that all of the conditions precedent to Buyer's obligations in Section 3.3 that have not been waived by Buyer have been satisfied, and that the representations and warranties of Seller herein are true and correct in all material respects; except for changes contemplated by this Agreement and changes which occur as a result of the operation of the Business in the ordinary course subsequent to the date hereof and on or prior to the Closing; and

                  (vii) a certificate of the secretary or an assistant secretary of Seller that contains certifying the names and signatures of the officers of Seller who have been authorized to execute and deliver this Agreement and any other agreement executed and delivered on behalf of Seller in connection herewith;

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as set forth on the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

      Section 4.1 CORPORATE ORGANIZATION OF THE SELLER. Seller is a duly organized and validly existing corporation in good standing under the laws of the Commonwealth of Puerto Rico. Seller has the power and authority to own, lease and operate the Assets which it owns and to conduct the Business as presently being conducted.

      Section 4.2 POWER AND AUTHORITY TO SELL. Sell full right, power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto and to consummate the transactions contemplated of it hereunder and thereunder, and the consummation by Seller of all transactions contemplated of it hereunder and thereunder has been duly authorized by all necessary corporate action. This Agreement constitutes, and when executed and delivered each of the other agreements, documents and instruments to be executed by Seller pursuant hereto will constitute a legal, valid and binding obligation of the Seller enforceable against the Seer in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar laws affecting enforcement of creditor's rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

      Section 4.3 TAXES. Seller has timely filed, all federal, Commonwealth, local and foreign Tax reports and returns required to be filed by it for the Business prior to the date hereof, and the full amount of Taxes, if any, together with interest and penalties thereon, shown to be due on such Tax returns have been timely paid. To the knowledge of Seller, the foregoing Tax returns reflected accurately the facts regarding the income, business, assets, operations and activities of the Business and any other information required to be shown thereon. To the knowledge of Seller, there are no claims pending against Seller for deficient or past due Taxes, nor is any unassessed Tax deficiency proposed against Seller.

      Section 4.4 NO CONFLICT OR VIOLATION. Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated to be consummated by Seller hereby nor compliance by Seller with any of the provisions hereof will: (i) violate or conflict with any provision of the certificate of incorporation, bylaws, or comparable organizational documents of Seller; (ii) violate or conflict with, in any material respect any Applicable Law, or any order, judgment, writ, injunction,, decree or award applicable to Seller, or constitute an event which, with the giving of notice, lapse of time, or both, would result in any such violation or conflict; (iii) result in a violation or breach of, or constitute a default (or an event which, with the giving or notice or the lapse of time or both, would become a default) under any material agreement, note, bond, mortgage, indenture, license, permit or instrument to which Seller is a party or by which any of the Assets are bound, or (iv) result in the imposition of any Encumbrance on any Asset (other than Permitted Encumbrances), or an event which, with the giving of notice, lapse of time, or both, would result in any such imposition; excluding from the foregoing clauses (i) through (iv) such violations, conflicts, breaches, defaults, and Encumbrances which, in the aggregate, would not have a Material Adverse Effect.

      Section 4.5 LITIGATION ARID PROCEEDINGS. Except as set forth in Section
4.5 of the Disclosure Schedule there is no action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened against or directly affecting the Assets or the Business before any Governmental Authority which challenges the validity of this Agreement or otherwise seeks to prevent the consummation of the transactions contemplated hereunder or which, if adversely determined, would have a Material Adverse Effect. No judgment, order, writ, injunction, decree or assessment of any Governmental Authority is presently i effect which would have a Material Adverse Effect.

      Section 4.6 CONSENTS AND APPROVALS. Except set forth on Section 4.6 of the Disclosure Schedule, no consent, approval or authorization of any Person, nor any declaration, filing or registration with any Governmental Authority or r Person, is required to be made or obtained by Seller or the Business in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated to be consummated by Seller hereunder

      Section 4.7 ASSETS; TITLE TO ASSETS - EXHIBIT A sets forth a list of all Personal Property owned by Seller and a list of all leases of Personal Property to which Seller is a party, and all amendments and modifications thereto. All leases of Personal Property to which Seller is a party, and all amendments and modifications thereto, (b) constitute the valid and binding obligation of Seller enforceable against Seller in accordance with their to except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar laws affecting enforcement of creditor's rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and (c) to Seller's knowledge, constitute the valid and binding obligation of the other parties thereto, enforceable against such parties in accordance with their t except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar laws affecting enforcement of creditor's rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Except as set forth in Section 4.7 of the Disclosure Schedule, since January 1, 2001, there have been no acquisitions or dispositions of Assets except in the ordinary course of business and consistent with the past practices of the Seller's business. The Seller possesses good and marketable title to the Assets (other than Personal Property leased to Seller, in which the case Seller possesses a valid right to use such Personal Property), and none of the Assets are subject to any Encumbrances except Permitted Encumbrances.

      Section 4.8 CUSTOMERS, DISTRIBUTORS AND CONTRACTS.

            (a) EXHIBIT B hereto sets forth a list of all Contracts related to the Assets and the Business; and

            (b) Seller is not in breach or violation of, or in default under any of the Contracts, and no event has occurred which, with the giving of notice, lapse of time, or both, would constitute such a breach, violation or default by the Seller, excluding in any case such breaches, violations and defaults which, individually or in the aggregate, would not have a Material Adverse Effect. All of the Contracts (a) constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar laws affecting enforcement of creditor's rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) to Seller's knowledge, constitute the valid and binding obligation of the other parties thereto, enforceable against such parties in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium laws or other similar laws affecting enforcement of creditor's rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

      Section 4.9 ENVIRONMENTAL MATTERS. Neither the operation of the Business, nor the ownership or use of the Assets, violates Environmental Laws in any material respect and no notice of any condition or event has been received by the Seller relating to the Business or Assets with respect to any violation of Environmental Laws, excluding any notice for violations, conditions and events which, individually or in the aggregate, would not have a Material Adverse Effect.

      Section 4.10 ABSENCE OF UNDISCLOSED LIABILITIES. Seller has not incurred any liabilities or obligations (whether direct, indirect, accrued, contingent or otherwise) material to the Business that would be required to be reflected or reserved against in a balance sheet of the Business.

      Section 4.11 PERMITS. Seller has all Permits necessary for the conduct of the Business except for any Permits the absence of which would not have a Material Adverse Effect. Seller has not received notice that it is, and to Seller's knowledge it is not, operating the Business in default or violation of any of the Permits, except for any rich defaults or violations which would not have a Material Adverse Effect. A complete and correct list of all material Permits is set forth on Section 4.11 of the Disclosure Schedule.

      Section 4.12 COMPLIANCE WITH LAWS. Seller is operating the Business in compliance with all Applicable Laws, except for such noncompliance which does not have a Material Adverse Effect.

      Section 4.13 EMPLOYEES; LABOR MATTERS; BENEFIT PLANS.

      Seller will terminate all of the employees of the Business at the time of the Closing and shall pay all accrued benefits that must be liquidated pursuant to applicable law. Seller has not received notice of any organizational drive or petition for representation filed by any employee on behalf of any union, nor are its employees represented by any labor organization or union. Seller is not a party to any collective bargaining agreement with respect to the Business. Seller, in operating the Business, is in material compliance with all Applicable Laws respecting employment practices, terms and conditions of employment, wages and hours, there is no unfair labor practice complaint against Seller arising from the operation of the Business pending before the National Labor Relations Board or other agency, there is no claim or charge before the Equal Employment Opportunity Commission or other similar Commonwealth agency arising from the operation of the Business, and there is no labor strike, material dispute, slowdown or stoppage pending against the Business.

      Section 4.14 BROKERS. No agent, broker or other Person acting pursuant to express or implied authority of Seller is entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement or, pursuant to express or implied authority of Seller or the Business, will be entitled to make any claim (including the assertion of an Encumbrance) against Buyer or the Business for such a commission finder's fee.

      Section 4.15 INVENTORY AND EQUIPMENT. All inventory of the Business, is or will be on the Closing Date, of good and merchantable quality, quantities which are not excessive but reasonable for the Business and kept in the books of the Seller at the lower of cost or net realizable value. The equipment and other items of personal property to be acquired as part of the Assets are in good operating condition and repair, and adequate for the uses to which they are being put, and none of such equipment and other items of personal property are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment and other items of personal property to be acquired as part of the Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

      Section 4.16 ACCOUNTS RECEIVABLE. All of the Accounts Receivable which shall be transferred to Buyer on the Closing Date are valid and enforceable claims, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar laws affecting enforcement of creditor's rights generally or by general principle of equity (regardless of whether such enforcement is considered in proceeding in equity or at law) and the goods and services sold and delivered which gave rise to such accounts were sold and delivered in substantial conformity with the approved purchase orders, agreements and specifications and receipt was acknowledged by the account debtor. The Accounts Receivable are due within thirty (30) days from the date of delivery of the goods and services giving rise to the same. All accounts receivable generated by the Business after the date of this Agreement shall be transferred by the Seller to the Buyer on the Closing Date.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer makes the following representations and warranties to Seller:

      Section 5.1 ORGANIZATION. Buyer is a duly organized and validly existing corporation in good standing under the laws of the Commonwealth, and has the power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted.

      Section 5.2 AUTHORIZATION. Buyer has full right, power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto and to consummate the transactions contemplated of it hereunder and thereunder and the consummation by Buyer of all transactions contemplated of it hereunder and thereunder has been duly authorized by all necessary corporate action. This Agreement constitutes, and when executed and delivered each of the other agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute a legal, valid and binding obligation of Buyer enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar laws affecting enforcement of creditor's rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

      Section 5.3 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated to be consummated by

Buyer hereby nor compliance by Buyer with any of the provisions hereof will: (i) violate or conflict with any provision of the certificate of incorporation, bylaws or comparable organizational documents of Buyer; (ii) violate or conflict with, in material respect, any Applicable Law or any order, judgment, writ, injunction, decree or award applicable to Buyer, or constitute an event which, with the giving of notice, lapse of time, or both, would result in any such violation or conflict; or (iii) result in a violation or breach of, or constitute a default (or an event which, with the giving of notice or the lapse of time or both, would become a default) under any material agreement, note, bond, mortgage, indenture, license, permit or instrument to which Buyer is a party or by which any of its assets are bound.

      Section 5.4 LITIGATION AND PROCEEDINGS. There is no action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened before any Governmental Authority which challenges the validity of this Agreement or otherwise seeks to prevent the consummation of the transactions contemplated hereunder or which, if adversely determined, would adversely affect the ability of Buyer to perform its obligations hereunder.

      Section 5.5 CONSENTS AND APPROVALS. Except as set forth on Section 5.5 of the Disclosure Schedule, no consent, approval or authorization of any Person, nor any declaration, filing or registration with any Governmental Authority or other Person, is required to be made or obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated to be consummated by Buyer hereunder.

      Section 5.6 BROKERS. No agent, broker or other Person acting pursuant to express or implied authority of Buyer is entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement or, pursuant to express or implied authority of Buyer, will be entitled to make any claim (including the assertion of an Encumbrance) against Sellers or any affiliate of Sellers or the Business.

      Section 5.7 EMPLOYMENT OF BUSINESS EMPLOYEES. Buyer is not responsible for hiring or offering employment to any of the employees of the Business after the Closing. Also, for a period of two years from the time of the Closing, Buyer, nor any affiliates, shareholder or director will solicit to employ any of the current employees of the Seller listed in EXHIBIT E of this Agreement, so long as they are employed by the Seller, without obtaining a prior written consent of Seller. Notwithstanding the same, Buyer may hire y or all of the former employees of Seller, terminated by Seller at the time of Closing, under terms and conditions they may negotiate and Seller will not participate in anyway or manner in this process.

                                    ARTICLE 6
                       PRIOR TO, ON AND AFTER THE CLOSING

      The Parties respectively covenant as follows for the period from the date hereof through and including the Closing Date:

      Section 6.1 MAINTENANCE OF BUSINESS.

            (a) Seller will use its best efforts to cause the Business to be conducted in the ordinary course substantially in the same manner heretofore conducted. Except in the ordinary course of business and for Permitted Encumbrances, Seller will not, directly or indirectly, sell, exchange, hypothecate, pledge, encumber, lease or otherwise dispose of any Assets without Buyer's prior written consent, which consent may not be unreasonably withheld or delayed, except for loans, liens and encumbrances that will be paid on or released at Closing. Seller will: (i) adequately maintain the Assets consistent with its prior pattern and practice of maintenance of such assets, normal wear and tear excepted; (ii) maintain insurance covering the Assets comparable to that in effect on the date hereof; (iii) reapply for necessary Permits in the ordinary course of business; (iv) shall cause any existing Encumbrance over the Assets to be canceled before, on or during the Closing; (v) and make timely payments on accounts payable, other than Assumed Liabilities, and other Debts of the Business, or contest such obligations in good faith.

            (b) Seller will use its reasonable efforts to maintain the relationship between Seller and its suppliers, customers, and others having business relations with the Business.

            (c) Seller will not, other than in the ordinary course of business, adopt, grant, extend or increase any of its employee benefits or compensation to any of its employees or enter into or amend any employment agreement or severance agreement with any of its employees.

      Section 6.2 CONTRACTS. Except in the ordinary course of business, Seller will not, without Buyer's prior written consent, which consent may not be unreasonably withheld or delayed, amend, terminate or waive any rights under any Contracts or enter into any material Contracts relating to Business.

      Section 6.3 INSPECTION. Buyer and its employees, officers, shareholders, directors, attorneys, agents, independent auditors and representatives have the right, from the date of the execution of this Agreement up to and including the Closing, at Buyer's expense, to inspect the Assets, the books and records of Seller relating to the Business and facilities and premises of the Business used in or otherwise relating to the Business, at reasonable times upon reasonable notice. Buyer, at its own expense, may conduct any inspections necessary or desirable to evaluate the Assets, and may apply for any Permits which may be required of Buyer, provided that such inspections or applications do not delay the Closing or unreasonably interfere with the operation of the Business. Seller will, and will cause the Business to, cooperate reasonably with Buyer carrying out the provisions of this Section.

      Section 6.4 CONSENTS AND BEST EFFORTS. As soon as practicable, the Parties will commence to take all reasonable action required to obtain all authorizations, consents, approvals, orders and agreements of, and to give all notices and make all filings with, Governmental Authorities and any other Persons necessary to authorize, approve, or permit their respective obligations pursuant to this Agreement, and the consummation of the transactions contemplated hereby. In addition, subject to the terms and conditions herein provided, the Parties covenant and agree to cooperate fully with each other, and to use their commercially reasonable efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper, or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated hereby, including filing and processing all applications for Permits necessary to own, occupy or operate the Assets or operate and conduct the Business. Seller hereby grants Buyer permission to contact any parties to Contracts relating to the Business to which Seller is a party for the purpose of investigating and ascertaining the status thereof.

      Section 6.5 CASUALTY OR CONDEMNATION. If, after the date hereof but prior to the close of business on the Closing Date, a material portion of the Assets is damaged, destroyed or lost by fire or other casualty, or if condemnation or eminent domain proceeding are proposed, threatened or commenced against a material portion of the Assets, Seller will promptly notify Buyer of such event. If Seller does not repair, rebuild or replace the portion of the Assets damaged, destroyed or lost prior to the close of business on the Closing Date, Buyer may elect to determinate its obligations under this Agreement by notice to Seller, or may elect to close the purchase and sale contemplated herein, in which case the Buyer shall receive any and all insurance or condemnation proceeds, if any, payable as the result of such casualty or condemnation.

      Section 6.6 SUPPLEMENTAL DISCLOSURE. Seller shall have the right from time to time prior to the close of business on the Closing Date to supplement the Disclosure Schedule with respect to any matter hereafter arising which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. For purposes of the rights and obligations of the Parties hereunder, any such supplemental disclosure shall be deemed to cure any breach of any representation or warranty made in this Agreement and to have been disclosed as of the date of this Agreement, but it shall not have any effect for the purpose of determining whether or not the conditions set forth in Section 3.3 have satisfied.

      Section 6.7 BULK SALES LAWS. Seller and Buyer agree to comply with the provisions of the Puerto Rico Bulk Sales Act, Act No. 60 of April 27, 1931, in connection with the sale of the Assets to Buyer. Nonetheless, Seller shall indemnify Buyer from, and hold it harmless against any claim or damages resulting from or arising out of (i) Seller's failure to comply with any of such laws in respect of the transaction contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof.

      Section 6.8 COLLECTIONS. On the Closing Date, Seller shall tender to Buyer all cash, revenues and collections of Accounts Receivable received by Buyer from the date of execution of this Agreement until the Closing Date. In the event Seller receives after the Closing Date any payment on account of any Account Receivable, Seller shall tender and deliver to Buyer any such payment in the form received with any necessary endorsement.

                                    ARTICLE 7
                               FURTHER AGREEMENTS

      On the Closing Date, Seller or an affiliate of Seller and Buyer, shall and/or may enter into tile following agreement:

      Section 7.1 NONCOMPETITION AGREEMENT. Seller shall enter into the Noncompetition Agreement in which the Seller and its affiliates agree not to compete with the business operated by the Buyer for a period of five (5) years.

      Section 7.2 LEASE AGREEMENT. Seller shall cause its sister corporation, Ochoa Industrial Sales Corporation ("OISC"), to lease to Buyer, on a month to month basis, the facilities Seller occupies in the property of DISC, under the same, rent, terms and conditions as DISC leases said facilities to Seller.

      Section 7.3 MAINTENANCE AGREEMENT. Buyer and OISC shall enter into a Maintenance Agreement from the Closing Date and until the fifth anniversary of the Closing Date, whereby Buyer shall provide to the PABX system and all its peripherals, installed in the property owned by OISC and as expanded from to time, maintenance and repair (including spare parts) services at Buyer's landed cost plus 10% and without any charge for labor.

                                    ARTICLE 8
                                 INDEMNIFICATION

      Section 8.1 SURVIVAL OF COVENANTS; REPRESENTATIONS AND Warranties. All representations, warranties and covenants made by the Parties in this Agreement shall, unless this agreement is terminated and abandoned as provided herein, survive the Closing and continue in full force and effect thereafter; provided, however, that no action b upon any breach or inaccuracy of any representation and warranty contained in Sections 4.5, 4.6, 5.4 and 5.5 maybe asserted unless notice of such claim is given to the party or parties against whom the claim is asserted within one (1) year after the Closing Date; and provided her, however, that no action based upon any breach or inaccuracy of any representation, warranty or covenant contained in Sections 4.4, 4.8, 4.10, 4.11, 4.12, 4.15,
4.16 and 5.,3 may be asserted unless notice of such claim is given to the party or parties against whom the claim is asserted within four (4) years after the Closing Date, except for notices of claims asserted under Sections 4.3, 4.9 and
4.13 which may be given to the party or parties against whom the claim is asserted within their applicable statute of limitations and claims under Sections 4.1, 4.2, 4.7, 4.9, 4.14, 5.1, 5.2, 5.6 and 5.7 which shall not be subject to any expiration period.

      Section 8.2 INDEMNIFICATION BY SELLER. From and after the Closing Date, Seller shall indemnify and hold Buyer, its directors, officers and employees harmless against any losses, liabilities, costs, damages and expenses, including without limitation, interest, penalties, fines and reasonable attorneys' fees (collectively "Indemnifiable Losses"), resulting from:

                  (i) the failure of Seller to pay, perform or discharge the
            Retained Liabilities;

                  (ii) any breach of a warranty, representation or covenant of
            Seller contained herein (other than those described in subsection
            (b) below); and

                  (iii) any matter described in the Disclosure Schedule; and

                  (iv) all Losses arising as a result of claims made pursuant to the so-called "bulk sales" laws.

      Section 8.3 INDEMNIFICATION BY BUYER. Buyer hereby agrees to indemnify and hold Seller, its directors, officers, employees and agents harmless at all times from and after the date of this Agreement, against and in respect to Indemnifiable Losses resulting from: (iv) the failure of Buyer to assume, pay, perform and discharge the Assumed Liabilities; and (v) any breach of any warranty, representation or covenant of Buyer contained in this Agreement.

      Section 8.4 PROCEDURE FOR NOTICES OF INDEMNIFIABLE LOSSES. Promptly after receipt by an indemnified party under Sections 8.2 and 8.3, above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such paragraph, promptly notify the indemnifying party in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall assume the defense thereof, and, after such assumption, the indemnifying party shall not be liable to such indemnified party under such paragraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. The indemnified party shall provide the indemnifying party with access to all records and documents of the indemnified party relating to any claim Indemnifiable hereunder. The indemnifying party shall obtain the consent of the indemnified party, which consent shall not be unreasonably denied, in case of a settlement which involves the payment of any amount or the taking, or the cease or desist. of any action by the indemnified party.

                                    ARTICLE 9
                                   TERMINATION

      Section 9.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and , abandoned at any time prior to the Closing Date, only as follow:

            (a) by mutual written consent of the Parties;

            (b) by Buyer, if the conditions set forth in Section 3.3 have not been complied with or performed in any material respect and such non-compliance or non-performance has not been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before June 1st, 2001; or

            (c) by Seller, if the conditions set forth in Section 3.2 have not been complied with or performed in any material respect and such non-compliance or non-performance lease not been cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before June lst, 2001.

      If any Party hereto shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other Party specifying the provision hereof pursuant to which such termination is made.

      Section 9.2 EFFECT OF TERMINATION. Except (i) for any breach of this Agreement, (ii) for the confidentiality obligations contained in Section 10.7 hereof, and (iii) as set forth in Section 10.14 hereof, upon the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become null and void and no Party hereto or any of its officers, directors, employees or stockholders shall have any liability or obligation hereunder or with respect thereto.

      Section 9.3 DEFAULT BY SELLER. In the event of a breach by Seller of any of its obligations hereunder, Buyer may terminate this Agreement as set forth in
Section 9.1(b). In addition. Buyer shall have such other rights available under the laws of the Commonwealth.

      Section 9.4 DEFAULT BY BUYER. In the event of a breach by Buyer of any of its Obligations hereunder, Seller may terminate this Agreement as set forth in
Section 9.1(c). In addition, Seller shall have, such other rights available under the laws of the Commonwealth.

                                   ARTICLE 10
                               GENERAL PROVISIONS

      Section 10.1 ACCOUNTING TERMS. All accounting to not specifically defined herein , I)c construed in accordance with GAAP.

      Section 10.2 AMENDMENT AND MODIFICATION. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure therefrom, will in any event be effective unless the same is signed by the Party against whom enforcement of the same is sought:
Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which give

      Section 10.3 APPROVALS AND CONSENTS. If any provision hereof requires the approval of consent of any Party to any actor omission, such approval or consent is not to be unreasonably withheld or delayed except as set forth herein.

      Section 10.4 ASSIGNMENTS. No Party may assign or transfer any of its rights or obligations under this Agreement to any other Person without the prior written consent of the other Party.

      Section 10.5 CAPTIONS. Captions contained in this Agreement have been inserted herein only as a matter of convenience and in no way define, limit, extend car describe the scope of this Agreement or the intent of any provision hereof.

      Section 10.6 COMPLIANCE WITH LAW. None of the terms or provisions of this Agreement require any of the Parties to take any action prohibited by, or contrary to, Applicable Law.

      Section 10.7 CONFIDENTIALITY. Each Party agrees to maintain any Confidential Information that it previously has or may receive from the other Parties confidential and may not disclose such information to any Person without the prior written consent of the Party originally furnishing such Confidential Information. However, a Party may disclose such Confidential Information: (a) to legal counsel and other professional advisors of such Party (but only if they have been informed of the confidential nature of such Confidential Information and agree in writing to be bound by the terms of this Section), (b) to regulatory officials having jurisdiction over such Party, and (e) as required by law or legal process or in connection with any legal proceeding to which it is a party or is otherwise subject, but, in each such event, such Party, prior to such disclosure, shall inform the Party originally furnishing such Confidential Information.

      Section 10.8 COUNTERPARTS. This Agreement may be executed by the Parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the Parties notwithstanding that all the Parties are not signatories on the same counterpart.

      Section 10.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, letters of intent. understandings, negotiations and discussions of the Parties, whether oral or written.

      Section 10.10 EXHIBITS. All of the Exhibits and Schedules attached to this Agreement are deemed incorporated herein by reference.

      Section 10.11 FAILURE OR DELAY. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No notice to or demand on any Party in any case entitles such Party to any other or further notice or demand in similar or other circumstances.

      Section 10.12 FURTHER ASSURANCES. The Parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

      Section 10.13 GOVERNING LAW. This Agreement and the rights and obligations of the Parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts made and to be performed wholly within Puerto Rico, without regard to choice or conflict of laws rules.

      Section 10.14 LEGAL FEES, COSTS. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such costs and expenses; provided, however, that the provision of this Section 10.14 shall not in anyway limit the rights of any Party hereto against the other Party with respect to a breach by such other Party of its obligations hereunder.

      Section 10.15 NOTICES. All notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made: (d) when delivered in person; (e) on the date noted on the return receipt of the delivery date or attempted delivery date, when mailed by United States mail, first class, return receipt requested first class postage prepaid; (f) in the case of telegraph or overnight courier services, on the day of delivery by the telegraph company or overnight courier service with payment provided for; or
(g) in the case of telex or telecopy or fax, when sent, verification received, in each case addressed as follows:

                  (i)   if to Buyer:

                        Cortelco Systems PR, Inc.
                        P.0. Box 363665
                        San Juan, Puerto Rico 00936-3665
                        Attention: Mr. Sergio Moren
                        Fax #: (787) 281-1740

                        with a copy to:

                        Fiddler, Gonzalez & Rodriguez
                        Chase Manhattan Bank Building
                        Sixth Floor
                        Hato Rey, Puerto Rico 00918
                        Post Office Box 363507
                        San Juan, Puerto Rico 00936-3507
                        Attention: Josh Julian Alvarez-Maldonado, Esq.
                                  Guillermo Zuniga-Lopez, Esq.
                        Fax # (787) 754-7539

                  (ii)  if to Seller:

                        Ochoa Telecom, Inc.
                        Post Office Box 366242
                        San Juan, Puerto Rico 00936-6242
                        Attention: Mr. Eitel R. Gomez
                        Fax #: (787) 641-5364

                        with a copy to:

                        Totti & Rodriguez Diaz
                        416 Ponce de Leon Ave.
                        Suite 1200, Hato Rey
                        P.O. Box 191732
                        San Juan Puerto Rico, 00919-1 732
                        Attention: Hernando A. Rivera, Esq.
                        Fax # (787) 764-9480

or to such other address as any Party may designate by notice to the other in accordance with this Section.

      Section 10.16 PUBLICITY. Any publicity release, advertisement, filing, public statement or announcement made by or at the request of any Party regarding this Agreement shall be first reviewed by and must be satisfactory and consented to by the Party, which consent will not unreasonably withheld.

      Section 10.17 SEVERABILITY. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision ill any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

      Section 10.18 SUBMISSION TO JURISDICTION: ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO SHALL BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF PUERTO RICO, OR ANY COURT OF THE UNITED STATES OF AMERICA FOR THE COMMONWEALTH OF PUERTO RICO, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS. THE PARTIES IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO EACH OF THE OTHER PARTIES AT ITS ADDRESS PROVIDED HEREIN, SUCH SERVICE TO BECOME EFFECTIVE 45 DAYS AFTER SUCH MAILING.

      Section 10.19 SUCCESSORS AND ASSIGNS. All provisions of this Agreement are binding upon, inure to the benefit of, and are enforceable by or against, the Parties and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.

      Section 10.20 THIRD-PARTY BENEFICIARY. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and no other Person has any right, benefit, priority or interest under, or because of the existence of, this Agreement.

      Section 10.21 SIGNATURE WARRANTY. Each Person executing this Agreement warrants that lie is authorized to do so on behalf of the Party for whom he signs this Agreement.

      IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement, or have caused same to be executed by their respective officers, as of the day and year first above written.

SELLER                                        BUYER:
OCHOA TELECOM, INC.                           CORTELCO SYSTEMS PR, INC.
 /s/ Eitel R. Gomez                            /s/ Sergio Moren
-----------------------------                 ----------------------------------
      Eitel R. Gomez                                Sergio Moren
      President                                     President